Exhibit 5.2

[Letterhead of Allen & Overy Luxembourg]

To: Tyco International Finance S.A. 29 avenue de la Porte Neuve L-2227 Luxembourg	Avocats à la Cour 33, avenue J.F. Kennedy PO Box 5017 L-1855 Luxembourg
	Tel	+352 4444 55 1
	Fax	+352 4444 55 446

Our ref                                   86990-00006 LU:2930743.2

Luxembourg, 5 October 2009

Tyco International Finance S.A. (incorporated with limited liability under the laws of the Grand-Duchy of Luxembourg)

Dear Sirs,

We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Tyco International Finance S.A., a Luxembourg public limited liability company (société anonyme) having its registered office at 29 avenue de la Porte Neuve L-2227 Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 123550 (the Company).

We have examined: (i) the Registration Statement on Form S-3 filed on 15 September 2008 (the Registration Statement), with respect to the registration by the Company of the offering and sale of an indeterminate amount (denominated in USD or a foreign currency, currency unit or composite currency) of senior or subordinated debt securities (as described in the Amendment No.1 to the Registration Statement) being guaranteed by Tyco International Ltd. (the Debt Securities); (ii) the prospectus dated May 15 September 2008 forming a part thereof, together with the documents incorporated therein by reference (the Base Prospectus); (iii) the prospectus supplement dated 30 September 2009 (the Supplement Prospectus, and together with the Base Prospectus, the Prospectus) in connection with the offering and sale by the Company of an aggregate amount of USD 500,000,000 of 4.125% Notes due 2014 (the Securities). The Securities will be fully and unconditionally guaranteed as to payment of principal, premium and interest (the Guarantee) by the Company’s Parent Tyco International Ltd. (the Guarantor).

I.             DOCUMENTS

We have examined, to the exclusion of any other document, the following documents:

(a)           a copy received by e-mail of the executed Registration Statement on Form S-3, including the Base Prospectus filed on 15 September 2008;

(b)           a copy received by e-mail of the Supplement Prospectus dated as of 30 September 2009; and

(c)           a copy received by e-mail of the executed Securities (the Executed Securities).

Allen & Overy Luxembourg is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, New York, Paris, Prague, Riyadh (associated office), Rome, Shanghai, Singapore, Tokyo, Warsaw.

II.            ASSUMPTIONS

For the purposes of this opinion, we have assumed with your consent, and we have not verified independently, the following:

(i)            the genuineness of all signatures, stamps and seals, the conformity to the originals of all the documents submitted to us as certified, photostatic, faxed or e-mailed copies or specimens and the authenticity of the originals of such documents;

(ii)           that all authorizations, approvals and consents which may be required in connection with the execution, delivery and performance of the Executed Securities and the Executed Securities (and any other documents required in respect of the offering of the Executed Securities) have been or will be obtained;

(iii)          that all factual matters and statements relied upon or assumed herein are true and were true and complete on the date of execution of the Executed Securities (and any document in connection therewith);

(iv)          that the place of the central administration (siège de l’administration centrale) and the centre of main interests (as such term is defined in the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended) of the Company are located at its registered office (siège statutaire) in Luxembourg and that the Company complies with, and adheres to, the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies as amended;

(v)           that the issuance by the Company of the Executed Securities will materially benefit the Company and is in its best interest, and for its corporate benefit;

(vi)          that the Executed Securities will not be offered to the public in Luxembourg;

(vii)         that the Executed Securities are and will be effective, and will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed; and

(viii)        that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion.

III.          OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts, on the date hereof, the Executed Securities, subject to their validity, legality and enforceability under New York law by which they are expressed to be governed and subject to customary qualifications of Luxembourg law, constitute, so far as Luxembourg law is applicable legal, valid and binding obligations of the Company.

IV.          QUALIFICATIONS

The foregoing opinion is subject to the following qualifications.

(a)           The validity, legality and performance of the Executed Securities are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy, insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance

(actio pauliana), reorganization or similar Luxembourg or foreign laws affecting the rights of creditors generally.

(b)           The opinion expressed above is qualified by the fact that the corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Luxembourg Trade and Companies Register, including its internet site, and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) immediately and there may be a delay in the relevant notice appearing on the files regarding the relevant party. Further, documents filed with the Luxembourg Trade and Companies Register, may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Luxembourg Trade and Companies Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Mémorial, Recueil des Sociétés et Associations unless the company proves that the relevant third parties had prior knowledge thereofWe express no opinion on the validity of waivers granted for future rights.

(c)           We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Executed Securities (or any document in connection therewith) and we express no opinion on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

(d)           Where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable or contrary to public policy under the laws of such jurisdiction or be contrary to International Public Policy in Luxembourg.

(e)           As used in this opinion, the term enforceable means that each obligation or document is of a type enforced by the Luxembourg courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the Luxembourg courts, the acceptance by such court of jurisdiction, the discretion of the courts (within the limits of Luxembourg law), the power of such courts to stay proceedings, the provisions of Luxembourg civil procedure rules regarding remedies and enforcement measures available under Luxembourg law. Enforcement may further be limited by general principles of equity and good faith.

(f)            International Public Policy means the fundamental concepts of Luxembourg law that the Luxembourg courts may deem, in a given case, to be of such significance so as to exclude the application of an (otherwise applicable) foreign law deemed to be contrary to such concepts

This legal opinion is as of this date, and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion as to matters of fact.

This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg. Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that any are attributable to such factors.

This legal opinion is addressed to you personally in connection with the offering of the Executed Securities and may not be relied upon by you for any other purpose. For the purpose of the opinion to be addressed to you by the law firm of Gibson, Dunn & Crutcher LLP, this opinion may be relied upon by them as if it were addressed to them. You may not give copies of this legal opinion to others, or enable or allow any person or persons to make public, quote, circulate, rely upon, refer to or otherwise use part or all of this legal opinion, without our prior written permission except that you may give copies to your legal advisers for the purposes of information only and on the strict understanding that we assume no responsibility whatsoever to them as a result or otherwise. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Form 8-K to be filed by the Guarantor on October 5, 2009, and we further consent to the use of our name under the caption “Validity of the Securities” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Yours faithfully,

ALLEN & OVERY
Luxembourg

/s/ Marc Feider

Marc Feider
Avocat à la Cour
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